EXHIBIT 4.5


                                 First Amendment
                                     of the
             Prime Retail, Inc. 1998 Long-Term Stock Incentive Plan


     Whereas, Prime Retail, Inc. (the "Company") maintains the Prime Retail, Inc. Long-Term Stock Incentive Plan (the "Plan"); and

     Whereas, the Company considers it desirable to amend the Plan; Now, Therefore, pursuant to the power reserved to the Company by Section 14.1 of the Plan, and by virtue of the authority delegated to the undersigned officer by resolution of the Company's Board of Directors, the Plan is hereby amended, effective as of March 19, 1998, in the following particulars:

     1. By substituting the following for the first sentence of Section 1.1 of the Plan: "Prime Retail, Inc., a Maryland corporation (the 'Company'), has established the Prime Retail, Inc. 1998 Long-Term Stock Incentive Plan (the 'Plan'), as set forth in this document."

     2. By substituting the following for Section 2.10 of the Plan:

          "2.10 'Company' means Prime Retail, Inc., a Maryland corporation, and any successor thereto as provided in Article 17 herein."

     3. By substituting the following for Section 18.7 of the Plan:

          "18.7 Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland."

     In Witness Whereof, on behalf of the Company, the undersigned officer has executed this amendment this 1st day of August 1998.

                                                Prime Retail, Inc.


                                                By:/s/C. Alan Schroeder
                                                   --------------------
                                                Its:   Executive Vice President